Exhibit 10.142
Execution Version

October 25, 2012

Peter Karmanos, Jr.
Executive Chairman
Compuware Corporation
One Campus Martius
Detroit, MI  48226

Re: Transition Employment Agreement

Dear Peter:

As set forth below, the Board of Directors (the “Board”) of Compuware Corporation (the “Company”) makes the following offer to you regarding the terms of your compensation and benefits during the transition period when you step down as Executive Chairman of the Company (the “Agreement”):

A.  Duties and Term of Agreement

1.	You will continue to discharge your duties as a member and Chairman of the Board of Directors of the Company until you retire from both positions on March 31, 2013 (the “Transition Date”).

2.	The terms of this Agreement shall become effective upon the Transition Date and continue until the sixth anniversary of the Transition Date unless specified otherwise herein (the “Term”).

3.	During the Term, you shall continue to be employed by the Company, providing consulting services to the Company as requested from time to time by the Company.

4.
Following the Transition Date, you shall continue to comply with the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement provisions in your current Executive Employment Agreement with the Company, dated July 1, 2011, as it may be amended from time to time (the “Current Employment Agreement”).

B.  Compensation During Term

In consideration of your forty years of service as an executive of the Company and as compensation for your transition employment services to the Company during the Term:

1.	The Company shall pay you an annual base salary in the amount of $600,000 on a semimonthly basis beginning in the first month after the month of your Transition Date.

2.
The Company shall pay you (or in the event of your death or disability, your estate or beneficiary, as applicable) any earned bonuses under the Company’s executive incentive bonus plans for fiscal year 2013 and any previous years in accordance with their terms, with payment occurring no later than the 15th day of the third month following the Company’s fiscal year for which the bonus is awarded.

Exhibit 10.142
Execution Version

3.	Your existing outstanding stock options and restricted stock units shall continue to vest in accordance with the terms of such grants during the Term of this Agreement.

4.
For each year during the Term of this Agreement, you shall receive annual nonqualified stock option grants to purchase 100,000 shares of Company stock in accordance with the general terms of options awarded to other C-level Company executives, except as may otherwise be specified herein.

5.
During the Term of this Agreement, you shall be eligible to continue to participate in all the Company’s benefit plans, including without limitation, medical, dental, hospitalization, vision, life and disability.  Additionally, you shall continue to receive an office, administrative support, parking at the Company’s headquarters and reimbursement for all business-related expenses.  You shall continue to receive the use of two automobiles for so long as the Company maintains its sponsorship agreement with General Motors pursuant to which the Company is provided with automobiles for use by its executives.

C.  Termination of Employment

The Term of this Agreement shall end prior to the sixth anniversary of the Transition Date with the payment of associated compensation as set forth below:

1.	If your employment is terminated by the Company without Cause (as defined in C(4)(d) below) or by you for Good Reason ( as defined in (g) below), you shall receive:

(a)           your base salary through the date of employment termination, payable on the next regular payroll date;

(b)           bonuses earned through the date of employment termination, payable in accordance with the bonus plan’s terms but no later than the 15th day of the third month following the end of the Company’s fiscal year for which the bonus is awarded;

(c)           severance pay equal to the full amount of the base salary that would have been paid to you over the unexpired portion of the Term in equal consecutive monthly installments beginning on the next regularly monthly payroll date after employment termination;

(d)           all outstanding stock options and restricted stock units shall be fully vested and exercisable to the extent permissible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

(e)           to the extent available under commercially reasonable terms, you shall receive coverage for disability and life insurance benefits commensurate with the benefits that you would have received if you had continued your employment with the Company until the end of the Term, which benefits shall be provided through an individual policy if the Company is unable to provide such benefits under its own life and disability plan; and

Exhibit 10.142
Execution Version

(f)            you shall receive taxable reimbursement for the applicable COBRA premium paid by you for COBRA coverage under the Company’s medical, dental and vision plans (the “Health Plans”) for you and your Eligible Dependents (as defined under the Health Plans) for the duration of the statutory COBRA period under Code Section 4980B and related regulations.  To the extent permitted by and not deemed discriminatory under applicable law, and coverable under the Company’s stop-loss or reinsurance policy for the Health Plans after the statutory maximum COBRA period expires, you and your Eligible Dependents may continue coverage under the Health Plans at your expense at the then fair market value of such coverage as determined by the Company (“Post-COBRA Coverage”).  Any such Post-COBRA Coverage shall terminate on the earliest of your death (except as otherwise provided in (C)(3)(c) below regarding survivor benefits), with respect to your dependents, when they no longer are considered Eligible Dependents under the terms of the Health Plans (e.g. date of divorce from spouse, child’s attainment of age 26, etc.), or upon the complete termination of all group health plans sponsored by the Company for any active employees.  Your monthly taxable reimbursement from the Company shall be the amount equal to your payment of the Post-COBRA Coverage during the duration of the coverage. If Post-COBRA Coverage under the Company’s Health Plans is not permitted by or is deemed discriminatory under applicable law or is not coverable by the Company’s stop loss or reinsurance policy, the Company shall pay you the then lump-sum present actuarial value of the amount that the Company would have reimbursed you had such Post-COBRA Coverage continued for your life, based on your life expectancy as of the date of valuation.  Such lump sum payment, as determined in the sole discretion of the Company based on then current COBRA rates, shall be made to you within 30 days following the expiration of the statutory maximum COBRA period under the Company’s Health Plans, and you shall be fully responsible to obtain your own health insurance coverage for you and your Eligible Dependents after your COBRA coverage expires.  You shall not be eligible for any Post-COBRA Coverage, reimbursements or any alternative payments if your COBRA coverage is terminated prior to the statutory maximum COBRA period permitted by law.

(g)           For purposes of this Agreement, you may terminate this Agreement for “Good Reason” if

(i)          the Company breaches any material provision of this Agreement and such breach continues for at least 10 days after you provide written notice to the Company’s General Counsel specifying in reasonable detail the nature of the breach;

(ii)         during the Term of this Agreement there is a relocation of the principal corporate offices of the Company outside of the Detroit metropolitan area without your prior consent; or

Exhibit 10.142
Execution Version

(iii)        the Company fails to timely pay you any amounts due under this Agreement.

2.	If your employment is terminated by you without Good Reason, you shall receive:

(a)           your base salary through the date of employment termination, payable on the next payroll date;

(b)           your bonuses earned through the date of employment termination, payable in accordance with the bonus plan’s terms but no later than the 15th day of the third month following the company’s fiscal year for which the bonus is awarded; and

(c)           all outstanding stock options and restricted stock units shall be treated in accordance with their terms for voluntary employment termination.

3.	If you employment is terminated due to your death or disability as defined under the Company’s disability insurance plan:

(a)           you (or your estate or beneficiary, as applicable) shall receive a sum equal to the full amount of the base salary that would have been paid to you over the unexpired portion of the Term, payable in equal consecutive semimonthly installments commencing in the first month after the month of your employment termination;

(b)           you and your Eligible Dependents shall be entitled to the same provisions set forth in Section C(1)(f) regarding continuation of coverage under the Company’s Health Plans and reimbursements or alternative payments; and

(c)           in the case of your death, your Eligible Dependents shall be entitled to the same COBRA continuation coverage and taxable reimbursements from the Company as set forth under Section C(1)(f) for the duration of the statutory maximum COBRA period; provided, however, that Post-COBRA Coverage of your surviving Eligible Dependents shall be available at their own expense at the then fair market value as determined by the Company but only to the extent permitted by and not deemed discriminatory under applicable law and covered by the Company’s stop loss or reinsurance policy.  Such surviving Eligible Dependents shall not be entitled to any Company reimbursements or payments in connection with such Post-COBRA Coverage after your death.

4.	If your employment is terminated by the Company for Cause, (as defined in (d) below), you shall receive:

(a)           your base salary through the date of employment termination, payable on the next regular payroll date.

(b)           any bonus payments, earned through the date of employment termination, payable in accordance with the bonus plan’s terms for employment termination due to Cause; provided that any amount due shall be paid no later than the 15th day of the third month following the Company’s fiscal year for which the bonus is awarded.

Exhibit 10.142
Execution Version

(c)           your existing outstanding stock options and restricted stock units shall be treated in accordance with their terms for employment termination due to Cause.

(d)           For purposes of this Agreement, “Cause” shall mean your willful and continued failure to perform your duties after a written demand by the Board or the willful engaging by you in illegal conduct or gross misconduct which is materially damaging to the Company, or you are found by the Board to have violated the Company’s Code of Conduct.

D.  Construction and Amendments

1.
This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.  You and the Company consent to the jurisdiction of the state and federal courts within the State of Michigan.

2.
If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until you incur a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).  For purposes of this Agreement, the terms “employment termination” and “termination from employment” and terms of like expression are intended to constitute a “separation from service” under Code Section 409A.

3.
If, at the time of your separation from service, you are a “specified employee” (within the meaning of Code Section 409A), any benefit to which Code Section 409A additional taxes could then be assessed on account of your separation from service (including any amounts payable pursuant to the preceding sentence) shall not be paid until the earlier of your death or the end of the sixth calendar month beginning after the your separation from service (the “409A Suspension Period”) to the extent such delay may reasonably be expected to avoid Code Section 409A additional taxes.  Within fourteen (14) calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence.  Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.

4.
All reimbursements and in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A shall be made or provided in accordance with the requirements under Code Section 409A, including that: (a) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that you have submitted an invoice for such fees or expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred and complied with all Company policies regarding such reimbursements; (b) the amount of in-kind benefits or expenses that the Company is obligated to provide or pay in any given calendar year (other than medical reimbursements described in Treas, Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits or expenses eligible for reimbursement that the Company is obligated to provide or pay in any other calendar year; (c) your right to have the Company pay or provide such reimbursement and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the Company’s obligation to make such reimbursements or to provide such in-kind benefits apply later than the periods set forth in this agreement.

Exhibit 10.142
Execution Version

5.	The Company shall have the sole discretion to interpret the requirements of the Code, including Code Section 409A, for purposes of this Agreement.

6.	No amendments to this Agreement shall be effective unless agreed to in writing by both you and the Company.

7.	This Agreement supersedes and replaces in its entirety the transition consulting agreement entered into between you and the Company dated March 1, 2007, as amended on December 31, 2008.

If you agree and accept the terms of this Agreement, please sign both copies and return one copy to me.

Sincerely,

William O. Grabe
Chairperson, Compensation Committee

I agree and accept the terms of this Agreement:

By:	/s/ Peter Karmanos, Jr.
Date: October 25, 2012
Peter Karmanos, Jr., Executive Chairman